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                                                                   EXHIBIT 10.43

                            AMENDED AND RESTATED
                        CREDIT CARD LICENSE AGREEMENT


         This Amended and Restated Credit Card License Agreement is made as of this 1st day of November, 1997 or the Effective Date of the Stipulation (defined below), if later, by and between Montgomery Ward & Co., Incorporated, an Illinois corporation ("Montgomery Ward"), and ValueVision International, Inc., a Minnesota corporation, and ValueVision Direct Marketing, Inc., a Minnesota corporation and affiliates (together "ValueVision").

                               R E C I T A L S

A. Montgomery Ward and ValueVision are parties to that certain Second Amended and Restated Operating Agreement dated as of November 1, 1997, pursuant to which ValueVision is authorized to offer the Montgomery Ward's Private Label Credit Card (the "Card") as a means for ValueVision's customers to purchase products from ValueVision in its television home shopping business. For a limited period of time the Second Amended and Restated Operating Agreement also authorizes ValueVision to offer the Montgomery Ward Private Label Credit Card for Catalog Activities as defined therein.

B. Prior to April 1, 1996 the Card was subject to that certain Account Purchase Agreement dated as of June 24, 1988 by and between Montgomery Ward and Montgomery Ward Credit Corporation.

C. As of April 1, 1996 Montgomery Ward and Monogram Credit Card Bank of Georgia ("Monogram") entered into that certain Bank Credit Card Program Agreement (the "Monogram Agreement") replacing the earlier Account Purchase Agreement with respect to the administration of charges and settlements and other matters relating to the Montgomery Ward Private Label Credit Card.

D. In a letter agreement dated September 27, 1996, ValueVision and Montgomery Ward acknowledged that the 1988 Account Purchase Agreement had been replaced with the Monogram Agreement and the parties agreed to make such changes to the March 13, 1995 Credit Card License & Receivables Sale Agreement as were required or reasonably desired to reflect and comply with and can be consistent with the Monogram Agreement.

E. Under the terms of the Monogram Agreement, ValueVision is identified as an "authorized licensee", entitled to use the Card.

F. On July 7, 1997 Montgomery Ward filed for Chapter 11 bankruptcy in the Bankruptcy Court for the District of Delaware.

G. In connection with those bankruptcy proceedings, Montgomery Ward and ValueVision have entered into that certain Stipulation Between Montgomery Ward & Co., Incorporated and ValueVision International, Inc. Regarding the Assumption and Modification of Executory Contracts and Related Agreements, the Second Amended and Restated Operating Agreement and the Second Amended and Restated Servicemark License Agreement significantly modifying their business relationship as set forth in earlier agreements.

H. At this time, the parties desire to amend and restate the March 13, 1995 Credit Card License & Receivables Sale Agreement to reflect appropriate modifications necessitated by the Monogram

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         Agreement and also to reflect changes in their business relationship as evidenced by the Second Amended and Restated Operating Agreement and Second Amended and Restated Servicemark License Agreement and the Stipulation.

         Accordingly, the parties here agree as follows:

                              A G R E E M E N T

         NOW, THEREFORE, in consideration of these premises and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by the parties, the parties hereby agree as follows:

I.       GENERAL

         1.1     Additional Definitions

                 A. "CARD" shall have the meaning set forth in Recital A above.

                 B. "CATALOG ACTIVITIES" shall have the meaning set forth in the Operating Agreement.

                 C. "CREDIT AUTHORIZATION" shall mean approval of a Credit Sale by Montgomery Ward or its designee (which shall initially be Monogram) following the receipt of electronically transmitted information from ValueVision regarding such credit sale in accordance with this Agreement.

                 D. "CREDIT SALE" shall mean any sale made by ValueVision in the ordinary course of its Television Home Shopping (as defined in the Operating Agreement) or the Catalog Activities (as defined in the Operating Agreement) for the Wind Down Period to one or more of its retail customers in which the Card is offered and accepted as the means for the payment of the merchandise or services being sold.

                 E. "CUSTOMER CREDIT" shall mean a monetary credit or purchase price refund granted by ValueVision to a retail customer for all or a portion of the amount charged on the Card in a Credit Sale, which has the effect of reducing the outstanding balance on the individual's customer account payable under the Revolving Charge Plan.

                 F. "CUSTOMER CREDIT AMOUNTS" shall be as of each Settlement Date the aggregate dollar amount of Customer Credits granted by ValueVision to its customers since the most recent prior Settlement Date, minus the product of such Customer Credits in question and the Specified Percentage that was originally used to determine the Receivables Purchase Price for the Credit Sales as to which the Customer Credits in question are granted.

                 G. "LICENSEE" shall mean any person who now or hereafter pursuant to any existing or future agreement with Montgomery Ward or an affiliate of Montgomery Ward, is permitted from time to time by Montgomery Ward or such affiliate to make credit sales of merchandise or services to account debtors pursuant to the Card.





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                 H.       "MONOGRAM" shall have the meaning set forth in
                          Recital C above.

                 I. "MONOGRAM AGREEMENT" shall have the meaning set forth in Recital C above.

                 J. "MONTGOMERY WARD" shall have the meaning set forth in the first paragraph of this Agreement.

                 K. "OPERATING AGREEMENT" shall mean that certain Second Amended and Restated Operating Agreement, of even date herewith, by and between Montgomery Ward and ValueVision pursuant to which ValueVision will offer products in connection with the Permitted Business.

                 L. "OPERATING PROCEDURES" shall mean for a Credit Sale originated by a ValueVision customer (i) electronic or written recordation by ValueVision of the name, address, credit card number of the Card used by such Customer and the dollar amount of the transaction being charged; (ii) transmission of all or such portion of the above information as is requested by Montgomery Ward or its designee in order to request Credit Authorization; (iii) receipt of Credit Authorization; (iv) shipment of the merchandise; and
                          (v) the policies, procedures, and requirements set forth on Exhibit A attached hereto, together with such additional or modified procedures as are provided for in Section 2.2 hereof.

                 M. "PERMITTED BUSINESS" shall mean ValueVision's business of selling goods and services to retail customers by means of Television Home Shopping for the term of this Agreement and in Catalog Activities for the Wind Down Period in accordance with the Operating Agreement and utilizing the Montgomery Ward servicemark as provided for in the Servicemark License Agreement.

                 N. "RECEIVABLES PURCHASE PRICE" shall be the gross amount of Credit Sales purchased by Montgomery Ward or its designee since the most recent prior Settlement Date minus an operating expense charge equal to the Specified Percentage times such gross Credit Sales provided, however, that the Receivables Purchase Price shall be reduced by the dollar amount of the Customer Credit Amounts applicable to that period.

                 O. "REVOLVING CHARGE PLAN" shall mean the payment terms, finance charges and other aspects of the agreement between users of the Card and Montgomery Ward or its designee under the terms of the Monogram Agreement or any applicable agreement in effect from time to time.

                 P. "SERVICEMARK LICENSE AGREEMENT" shall mean that certain Second Amended and Restated Servicemark License Agreement, of even date herewith, by and between ValueVision and Montgomery Ward pursuant to which Montgomery Ward has licensed the use of certain Montgomery Ward servicemarks to ValueVision for use in the conduct of television home shopping (and Catalog Activities during the Wind Down Period.)





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                 Q.       "SETTLEMENT DATE" shall mean each day except Saturday
                          or Sunday or a day on which banks are required or permitted to be closed in the State of New York.

                 R. "SPECIFIED PERCENTAGE" shall mean one and one-half percent (1 1/2%) from and after the date of this Agreement.

                 S. "SUSPENSION PERIOD" shall have the meaning set forth in Section 3.1.

                 T. "TELEVISION HOME SHOPPING" shall have the meaning ascribed to it in the Operating Agreement.

                 U. "VALUEVISION" shall mean ValueVision International, Inc., a Minnesota corporation and ValueVision Direct Marketing, Inc., a Minnesota corporation and its affiliates.

                 V. "WIND DOWN PERIOD" shall mean the period during which ValueVision is authorized to use the Montgomery Ward servicemark for the Catalog Business pursuant to the Servicemark License Agreement and the Operating Agreement.

         1.2     Use of Card.

                 A. License Grant. Montgomery Ward hereby grants to ValueVision, as Licensee, a nonexclusive, nonassignable right to use the Card in the ordinary course of its Television Home Shopping business from the date hereof until this Agreement is terminated in accordance with the terms hereof and for Catalog Activities for the Wind Down Period.

                 B. Advances on Behalf of Customer. ValueVision shall furnish to Montgomery Ward evidence of a customer purchase, and Montgomery Ward shall pay ValueVision on behalf of the Cardholder with respect to those customer purchases that are authorized and legal Credit Sales and that comply with the requirements, warranties and representations of this Agreement. Each Credit Sale shall be evidenced by the recording by Monogram of the sale on its records maintained for the customer to whom such Credit Sale was made or who authorized said Credit Sale, as set forth in the Operating Procedures. All Credit Sales and Customer Credits of ValueVision shall be subject to audit by Montgomery Ward and/or Monogram. ValueVision agrees that in the case of any inaccuracies, chargebacks or breaches, Montgomery Ward may deduct such amount from any payment to ValueVision, with notice to ValueVision, that will correct any deficiencies or overages in the erroneously reported Credit Sales and Customer Credits or to reflect the amount of chargebacks or Credit Sales submitted in breach of the Agreement. In the event of any inaccuracy, deficiency or overage with respect to Customer Sales or Customer Credits, ValueVision shall send notice, as specified in the Operating Procedures, of such inaccuracy, deficiency or overage, in order that Monogram may make appropriate adjustments in the amount advanced on behalf of the Customer by Monogram to Montgomery Ward. All Credit Sales for which Monogram advances funds to Montgomery Ward on behalf of the customer shall be without recourse to ValueVision, except as noted in this Agreement and in the Operating Procedures providing for chargebacks.





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                 C.       No Authority to Change Revolving Charge Plan.  All
                          sales of merchandise or services by ValueVision utilizing the Card shall be made under the terms of the Revolving Charge Plan and ValueVision shall not be authorized to modify, change, amend or alter the applicable terms of the Revolving Charge Plan with respect to any customer for any Credit Sale.

II.      SALES AND CREDITS

         2.1 Operating Procedures for Honoring the Card. ValueVision agrees to comply with the Operating Procedures as defined herein and as modified in accordance with Section 2.2 hereinbelow.

         2.2 Modification to Operating Procedure. Montgomery Ward shall have the right to make modifications or additions to the Operating Procedures that are reasonably designed to verify the information provided to ValueVision by customers purporting to use a Card or to make the Operating Procedures comply with any aspect of the Monogram Agreement following notification to ValueVision of such modifications or additions, provided that Montgomery Ward shall not make modifications or additions that will have a material adverse effect on ValueVision. Montgomery Ward shall provide thirty
                 (30) days written notice of any modifications or additions to the Operating Procedures to ValueVision prior to the date that they become effective, unless earlier effectiveness is required by law or to avoid a breach of the Monogram Agreement. Notwithstanding anything contained in this Agreement to the contrary, Montgomery Ward shall not be required to take any actions under this Agreement or otherwise that are prohibited by, or which may constitute a breach of the Monogram Agreement.

         2.3 Credit Sales. ValueVision agrees to comply with the following in connection with Credit Sales:

                 A. ValueVision shall honor all Cards when properly offered in compliance with the Operating Procedures as payment for goods or services in connection with the Permitted Business, subject to Credit Authorization, and ValueVision shall not discriminate against use of the Card, as opposed to any other credit card, by its customers or impose any finance charge on any Credit Sale made by use of the Card or charge a higher price for such Credit Sale over a listed price, but ValueVision may permit a discount for payments for goods and services by means other than a credit card.

                 B. ValueVision shall request Credit Authorization for each Credit Sale and each new applicant for a Card through an electronic authorization system acceptable to Montgomery Ward or its designee and ValueVision, provided ValueVision approves the system currently used by Montgomery Ward or its designee and any modifications to such system that will not materially adversely affect ValueVision's operations.

         2.4 Title. Monogram shall have title to and the sole right to receive payments on all Credit Sales from the Customer unless and until assigned by Monogram. Except for the assignment mentioned above, ValueVision shall not receive any payments from Customers for Credit Sales made with the Card other than from Montgomery Ward or its designee.

         2.5 Customer Credits. If merchandise is accepted for return by ValueVision, or any price adjustment is allowed by ValueVision for merchandise originally purchased by use of the Card,





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                 ValueVision shall make the refund or adjustment to the
                 customer by promptly transmitting notice of the Customer Credit to Montgomery Ward or its designee.

III.     SALE OF CUSTOMER RECEIVABLES


         3.1 Settlements. The amount payable in respect of each Settlement Date will be an amount equal to the Receivables Purchase Price for all receivables purchased since the prior Settlement Date as to which the required information has been transmitted to Montgomery Ward or its designee prior to 11:00 a.m. Eastern Time on the Settlement Date in question. (Information received after 11:00 a.m. Eastern Time on a Settlement Date will be deemed to be received at the beginning of the next Settlement Date). Payment will be by wire transfer of immediately available same day federal funds into a bank account in the United States designated by ValueVision. Montgomery Ward shall pay, or cause to be paid, to ValueVision the applicable Receivables Purchase Price in respect of each Settlement Date in question on or prior to the end of the next Settlement Date; provided, however, that if Montgomery Ward does not receive funds in payment of the Credit Sales reflected in such applicable Receivables Purchase Price from Monogram at least two hours prior to the deadline on such next Settlement Date for transmitting funds over the federal wire from the bank at which Montgomery Ward received the funds from Monogram, it shall wire such funds to ValueVision on the next Settlement Date. ValueVision agrees that in the case of any chargebacks Montgomery Ward or its designee may deduct such amount from payments to ValueVision. Montgomery Ward or its designee may also (i) in lieu of deducting any such amounts,
                 (ii) in lieu of deducting Customer Credit Amounts in determining the Receivables Purchase Price, and (iii) if the Customer Credit Amounts exceed the Receivables Purchase Price from which they are being deducted, require ValueVision to make payment of such other amounts or such Customer Credit Amounts directly to Montgomery Ward or its designee within seven (7) days after request. Montgomery Ward shall deliver reports and accounting to ValueVision when and as Montgomery Ward receives the same from Monogram under the Account Purchase Agreement for Montgomery Ward's own receivable sales. Notwithstanding anything contained in this Agreement to the contrary, if Montgomery Ward has ceased to receive from Monogram full payments for the purchase of receivables for Credit Sales, and Montgomery Ward reasonably expects such cessation of payments to continue, Montgomery Ward may notify ValueVision that it is suspending its obligation to issue Credit Authorizations and purchase receivables from ValueVision pursuant to this Agreement. As soon as possible after receipt of such notice, and in any event within 24 hours after receipt of such notice (the "Effective Time"), ValueVision will cease accepting the Card. Montgomery Ward shall have no obligation to issue Credit Authorizations or purchase customer receivables in respect of Credit Sales from the Effective Time of such notice until such time, if any, that Montgomery Ward notifies ValueVision that such suspension period has ended (the period of such suspension referred to as the "Suspension Period"), provided, however, that such suspension shall not affect Montgomery Ward's obligation to purchase customer receivables in respect of Credit Authorizations or Credit Sales resulting from orders received by ValueVision prior to the Effective Time. With Monogram's consent, ValueVision and Monogram shall have the right to conduct settlements directly.

         3.2 Audits. Montgomery Ward or its designee shall have the right to audit all Credit Sales and Customer Credits in any manner during regular business hours that does not unduly interfere with the operations of ValueVision.





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         3.3     No Recourse.  All customer receivables purchased by Montgomery
                 Ward or its designee shall be purchased without recourse except with respect to the right of Montgomery Ward or its designee to chargeback certain purchases in accordance with
                 Section 3.4. Montgomery Ward or its designee shall have title to and the sole right to receive payments on all Credit Sales and customer receivables purchased and assigned to it unless and until reassigned to ValueVision, in which latter event ValueVision may enforce collection for the balance thereof. Except for the reassignment mentioned above, ValueVision shall not receive any payments from Card holders for Credit Sales or customer receivables made with the Card and shall immediately forward any such payments received to Montgomery Ward or its designee.

         3.4 Chargebacks/Resale. Montgomery Ward, or its designee, is hereby authorized by ValueVision to chargeback the amount of any Credit Sale purchased pursuant to this Agreement only if both (i) during such time as the Monogram Agreement is in effect, such Credit Sale has been charged back against Montgomery Ward by Monogram or its successor in interest under the terms of the Monogram Agreement, and (ii) one of the following has occurred: (a) ValueVision has not complied with the Operating Procedures with respect to the Credit Sale in question; (b) ValueVision has granted a Customer Credit that it has failed to electronically transmit to Montgomery Ward or its designee in accordance with this Agreement; (c) ValueVision failed to obtain Credit Authorization for the Credit Sale in question from Montgomery Ward or its designee;
                 (d) without any limitation to the right of ValueVision to resubmit improperly transmitted information, required information failed to be successfully transmitted to Montgomery Ward or its designee with respect to a Credit Sale;
                 (e) ValueVision has violated an applicable law, ruling, order or regulation with respect to a Credit Sale other than laws, rulings, orders or regulations pertaining to ValueVision's use of the Card or offering the Card to its customers in accordance with this Agreement; (f) ValueVision is unable to successfully resolve a request for merchandise adjustment or a customer dispute with respect to merchandise or services sold within the period of time allowed to Montgomery Ward by Monogram for Montgomery Ward's customers under the Monogram Agreement (whether or not the Monogram Agreement is then in effect); or (g) ValueVision's employees have transmitted data to Montgomery Ward or its designee fraudulently for the purpose of misleading Montgomery Ward or its designee about the existence of a Credit Sale or a Customer Credit or the amount thereof. In the event that Montgomery Ward's designee charges back against ValueVision under the terms of the Monogram Agreement under circumstances where Montgomery Ward is not entitled to charge back against ValueVision pursuant to
                 Section 3.4(ii), Montgomery Ward shall promptly pay such amount to ValueVision on the next Settlement Date following written demand for payment and submission to Montgomery Ward of evidence regarding the unauthorized charge back. Immediately upon charge back title to the receivable that is the subject of the charge back shall become the sole property of ValueVision and ValueVision shall have the right to collect the same.

         3.5 Representations and Warranties of ValueVision. At the time of each Credit Sale, ValueVision hereby represents, warrants, and agrees with respect to such Credit Sale that receives a Credit
                 Authorization:

                 A. Such Credit Sale and related customer receivable sold and assigned to Montgomery Ward or its designee under this Agreement was at the time of the sale thereof to Montgomery Ward or its designee a valid and legally enforceable obligation of ValueVision's customer in the amount indicated by ValueVision, and that such sale is





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                          a bona fide sale by ValueVision in connection with
                          the Permitted Business, subject to returns, allowances and other adjustments in the ordinary course of the Permitted Business.

                 B. Such Credit Sale and related customer receivable is free and clear of all liens and encumbrances whatsoever and is not subject to any legitimate defense.

                 C. ValueVision generated such Credit Sale in accordance with all applicable laws, rulings, orders and regulations, except that ValueVision makes no representations or warranties with respect to the legality of the proposed use of the Card or Revolving Charge Plan in accordance with this Agreement.

                 D. All obligations to be performed by ValueVision or by another person under ValueVision's contractual control underlying a Credit Sale or related customer receivable, including the obligation to deliver the merchandise or services purchased by ValueVision's customer, have been fulfilled or will be fulfilled.

                 E.       ValueVision shall comply with the Operating
                          Procedures.

         3.6 Representations and Warranties of Montgomery Ward. Montgomery Ward hereby represents, warrants, and agrees that Montgomery Ward has received no notice of default under the Monogram Agreement and that the terms of the Monogram Agreement as of the date hereof are set forth in the Agreement and amendments that have been furnished by Montgomery Ward to ValueVision prior to the date hereof. Montgomery Ward agrees to notify ValueVision promptly in writing of any change in the terms of the Monogram Agreement that affect the procedures or rights set forth in this Agreement.

         3.7 Retrieval Requests. ValueVision shall retain a computer record of the name, address, Card number, date and item or items purchased for each Credit Sale. ValueVision shall also make available to Montgomery Ward upon request delivery information with respect to specific shipments including, where available, signatures of customers confirming receipt.

         3.8 Financing Statements. ValueVision shall execute such financing statements, continuation statements and other instruments relating to Credit Sales and related customer receivables sold and assigned to Montgomery Ward, or its designee, as Montgomery Ward, or its designee, shall request, and shall file or record any such documents in any public office or offices that Montgomery Ward or its designee may specify, all at the expense of Montgomery Ward or its designee.

         3.9 Credit Card Applications. ValueVision will during the term of this Agreement, as part of its television programming, periodically advertise the availability of the Card to ValueVision's customers, and in addition utilize the Montgomery Ward servicemark in its programming independently of the promotion of the Card. ValueVision and Montgomery Ward shall agree to the frequency and format of such promotions and utilization of the servicemark (provided the Card shall be promoted at least as frequently and prominently as any other credit cards or facilities), and may agree to any direct mail promotions to customers of ValueVision as to the availability of the Card (including agreement as to the allocation of the expenses incurred in any such mailing). Moreover, Montgomery Ward and ValueVision shall agree to an acceptable





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                 process in accordance with the Operating Procedures for the distribution and acceptance of Card applications, and process for the execution and delivery thereof by ValueVision customers at the expense of Montgomery Ward. If an applicant obtained by ValueVision pursuant to a customer's telephone request (but not, except as may be agreed to by ValueVision and Montgomery Ward, a telephone request made in response to any mailing to a customer inviting them to apply for a Card) is approved for issuance of a Card by Montgomery Ward, or its designee, Montgomery Ward will pay $15.00 to ValueVision for each such new Card issued and an additional $5.00 in the event such Card is activated and results in the creation of a Credit Sale. Such payments shall be made to ValueVision within fifteen (15) days after the end of the fiscal month in which the event which is the basis of the payment occurs.

IV.      TERM AND TERMINATION

         4.1 Termination. This Agreement shall take effect upon the date first written above and shall remain in effect until the earlier to occur of the following:

                 A.       April 1, 2008;

                 B. At the election of Montgomery Ward, upon notice to ValueVision of the termination of the Monogram Agreement by Monogram, unless Montgomery Ward enters into a substantially similar contract following the termination thereof; or

                 C. At the election of ValueVision, upon notice by ValueVision to Montgomery Ward given during a Suspension Period, provided such notice can only be given after the first Suspension Period has lasted more than forty-five (45) consecutive days, or at any time during any subsequent Suspension Period.

         IN WITNESS WHEREOF the parties hereto have executed this Agreement effective as of the date first set forth above.

                                        MONTGOMERY WARD & CO., INCORPORATED,
                                        an Illinois corporation

                                        By    /s/ John Workman
                                          -----------------------------------
                                            Its: Executive Vice President
                                                 ----------------------------

                                        VALUEVISION INTERNATIONAL, INC.,
                                        a Minnesota corporation

                                        By:  /s/ Stuart R. Romenesko
                                           ----------------------------------
                                            Its: SVP Finance and CFO
                                                 ----------------------------

                                        VALUEVISION DIRECT MARKETING, INC.,
                                        a Minnesota corporation


                                        By:  /s/ Stuart R. Romenesko
                                           ----------------------------------
                                            Its: SVP Finance and CFO
                                                 ----------------------------




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